Exhibit 99.2

OXBRIDGE ACQUISITION CORP.

COMPENSATION COMMITTEE charter

This Compensation Committee Charter (the “Charter”) identifies the purpose, composition, meeting requirements, responsibilities, annual evaluation procedures and authority of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Oxbridge Acquisition Corp. (the “Company”).

I.	PURPOSE

The Committee has been established to:

(a)	assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

(b)	discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer (“CEO”), including evaluating the Company’s CEO and setting his remuneration package;

(c)	make recommendations to the Board relating to the compensation of the Company’s other executive officers;

(d)	administer the Company’s incentive compensation plans and equity-based plans;

(e)	review the disclosures in the “Compensation Discussion and Analysis” section of the Company’s filings made pursuant to U.S. securities laws and produce an annual Committee report for inclusion in the Company’s proxy statement, to the extent that such disclosures and such report are required under U.S. securities laws; and

(f)	perform such other functions as the Board may from time to time assign to the Committee.

In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board and the Company’s management.

II.	COMPOSITION

The Committee shall be comprised of at least three members (including a Chairperson), all of whom shall be “independent directors” as such term is defined in the rules and regulations of The Nasdaq Stock Market. In addition, each Committee member shall be a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Committee and the Chairperson shall be selected not less frequently than annually by the Board and shall serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee. The Committee shall have authority to delegate the responsibilities listed herein to subcommittees of the Committee or to officers of the Company to the extent permitted by applicable law or the compensation plans of the Company if the Committee determines such delegation would be in the best interest of the Company.

In determining whether a director is eligible to serve on the Committee, the Board must consider whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company to determine whether such affiliation would impair the director’s judgment as a member of the Committee.

Except for (a) Board and Board committee fees and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service), a member of the Committee shall not be permitted to accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries.

Notwithstanding the foregoing, because the Committee is comprised of three members, one director, who does not meet the requirements set forth above and is not currently an officer covered by Rule 16a-1(f) under the Exchange Act (an “Executive Officer”), an employee or an immediate family member of an Executive Officer, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its shareholders. If the Company relies on this exception, it must disclose either on or through its website or in the proxy statement for the next annual meeting following such determination, the nature of the relationship and the reasons for the determination. In addition, the Company must provide any disclosure required by Instruction 1 to Item 407(a) of Regulation S-K regarding its reliance on this exception. A member appointed to the Committee under this exception may not serve longer than two years.

In addition, if the Company fails to comply with the Committee composition requirements described above due to one vacancy, or if one Committee member ceases to be independent due to circumstances beyond the member’s reasonable control, the Company shall regain compliance with the requirements by the earlier of its next annual shareholder meeting or one year from the occurrence of the event that caused the failure to comply with the requirements; provided, however, that if the annual shareholder meeting occurs no later than 180 days following the event that caused the failure to comply with the requirement, the Company shall instead have 180 days from such event to regain compliance. If the Company relies on this provision, it must provide notice to The Nasdaq Stock Market immediately upon learning of the event or circumstance that caused the noncompliance.

III.	MEETING REQUIREMENTS

The Committee shall meet as often as necessary, but no less than once each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Articles”). A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Subject to the Articles, the Committee may act by unanimous written consent of all of its members in lieu of a meeting. The Committee shall determine its own rules and procedures, including with respect to the designation of a chairperson pro tempore, in the absence of the Chairperson, and the designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of the Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request. The CEO may not be present during voting or deliberations concerning his compensation.

The Chairperson of the Committee shall be responsible for the leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

IV.	COMMITTEE RESPONSIBILITIES

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions to ensure the Company remains in compliance with applicable legal and regulatory requirements.

The Committee shall have responsibility for oversight of the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all members of senior management whose remuneration is the responsibility of the Board. Such responsibility includes:

(a)	Compensation and Evaluations

(1)	Establishing, in consultation with senior management, the Company’s general compensation philosophy and objectives;

(2)	Reviewing and making recommendations to the Board with respect to employment and compensation arrangements, severance arrangements, change in control provisions and agreements and any special supplemental benefits applicable to the Company’s executive officers and such other members of senior management whose remuneration is the responsibility of the Board;

(3)	Reviewing and making recommendations to the Board at least annually with respect to the compensation, including base salary, bonus, incentive and equity compensation, and administering the annual and long-term incentive compensation, of the Company’s executive officers and such other members of senior management whose remuneration is the responsibility of the Board; and

(4)	Reviewing and approving the Company’s goals and objectives relating to the compensation of the CEO, annually evaluating the CEO’s performance in light of those goals and objectives and, based on this evaluation, reviewing and approving the CEO’s compensation level, including salary, bonus, incentive and equity compensation.

(b)	Incentive Compensation and Equity-Based Plans

(1)	Reviewing and making periodic recommendations to the Board regarding the general compensation and benefits policies and practices of the Company;

(2)	Reviewing and recommending to the Board compensation plans, policies and benefit programs for employees generally;

(3)	Review and adopting, or, as required by the applicable plan, policy or program, recommending to the Board for adoption or ratification and, where required by applicable law or the Articles, submitting for shareholder approval (or recommending that the Board submit for shareholder approval), compensation and benefits policies, plans and programs and amendments thereto, including the determination of eligible employees and the type, amount and timing of such compensation and benefits; and

(4)	Overseeing the administration of such policies, plans and programs (including the grant of stock options and other equity awards under such policies, plans and programs) and, on an ongoing basis, monitoring them to assure that they remain competitive and within the Board’s compensation objectives for executive officers and such other members of senior management whose remuneration is the responsibility of the Board.

(c)	Other Duties

(1)	Reviewing and discussing with management the disclosures made in the “Compensation Discussion and Analysis” section prior to the filing of the Company’s Annual Report on Form 10-K and/or proxy statement for the annual meeting of shareholders, and recommending to the Board (if appropriate) that the “Compensation Discussion and Analysis” section be included in the Form 10-K and/or proxy statement, in each case to the extent that such disclosures are required under U.S. securities laws;

(2)	Preparing an annual Committee report for inclusion in the Company’s proxy statement for the annual meeting of shareholders in accordance with the applicable rules of the Securities and Exchange Commission (the “SEC”), to the extent that such report is required under such rules;

(3)	Reviewing and making periodic recommendations to the Board regarding the compensation and benefit policies for the Company’s directors;

(4)	Overseeing the risk assessment of the Company’s compensation arrangements to ensure that the pay and incentive based systems adopted by the Company reward employees for appropriate actions and do not create unacceptable risks for the Company;

(5)	Reviewing and approving any additional services to be performed for the Company or its affiliates by a compensation consultant or its affiliates during a fiscal year in which the Committee has retained such compensation consultant;

(6)	Advising the Board regarding the shareholder advisory votes that are required by applicable SEC rules on executive compensation and golden parachutes, including the frequency of such votes, to the extent that such votes are required under such rules; and

(7)	Performing such other duties as the Board may assign to the Committee.

V.	ANNUAL EVALUATION PROCEDURES

The Committee shall annually evaluate its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) the frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VI.	AUTHORITY

The Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors as necessary to carry out its duties and responsibilities. The Committee may conduct or authorize studies of matters within the Committee’s scope of responsibilities as described above, and may retain, at the expense of the Company, independent counsel or other advisors necessary to assist the Committee in any such studies. The Committee shall be directly responsible for the appointment, compensation, oversight of the work of and termination of any compensation consultants, legal counsel and other advisors retained by the Committee. The Committee shall have the sole authority to negotiate and approve the fees and retention terms of any compensation consultants, legal counsel or other advisors retained by the Committee. The Company will provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any compensation consultants, legal counsel or other advisors retained by the Committee.

VII.	MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Adopted by the Compensation Committee on ___________, 2021, and approved by the Board of Directors of the Company on ___________, 2021.